Exhibit 99.1

ACTUANT ANNOUNCES THIRD QUARTER EARNINGS RELEASE; REVISES OUTLOOK

MILWAUKEE, June 8, 2017 - Actuant Corporation (NYSE:ATU) will release third quarter 2017 earnings at 7:00 am CT (8:00 am ET) on Wednesday, June 21, 2017. Later that day, Actuant will host a conference call and webcast at 10:00 am CT (11:00 am ET) to discuss these results.

The Company stated that total revenue and the core sales rate of change for the third fiscal quarter are anticipated to be in line with its previously provided guidance of $290-300 million and -2 to +1%, respectively. The Company experienced continued favorable market demand in the Industrial and Engineered Solutions segments with sales and margins at or above expectations. However, the Energy segment’s customer maintenance activity and spending levels, as well as upstream offshore demand weakened significantly, resulting in operating margins well below expectations. The Company now expects third quarter adjusted EPS to be in the range of $0.30-0.33, down from the previously provided adjusted EPS guidance range of $0.38-0.43. The Company is currently evaluating its fourth quarter and full year guidance in light of this, and updated expectations and commentary will be provided it its third quarter earnings release and call.

Randy Baker, President and CEO stated, “While there is no doubt that delivering results below our earnings guidance is a setback in our timetable for establishing renewed credibility at Actuant, there is equally no doubt that we must focus on investing in the business from both a commercial and operational standpoint. These actions, combined with active portfolio management, will position the Company for long-term success regardless of market conditions.”

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring activities, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the SEC for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Measure
“Adjusted EPS” in this release refers to GAAP diluted earnings per share excluding one-time items such as restructuring and transition charges, impairment costs, unusual tax gains & losses, etc. These items, if applicable, will be quantified in the third quarter earnings press release and in the Form 10-Q for the 2017 third fiscal quarter.